Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equifax Inc. for the registration of the offering to sell from time to time, in one or more series, debt securities, shares of common stock, shares of preferred stock and warrants to purchase common stock, preferred stock and/or debt securities and to the incorporation by reference therein of our report dated February 22, 2013, except for the effects of discontinued operations as discussed in Note 1 and Note 14, as to which the date is July 26, 2013 with respect to the consolidated financial statements of Equifax Inc. and our report dated February 22, 2013 with respect to the effectiveness of internal control over financial reporting of Equifax Inc. included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2013, and our report dated February 22, 2013 with respect to the financial statement schedule included in the Annual Report (Form 10-K) for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 22, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 26, 2013